Exhibit 99.1

Contact:	Stephen H. Gordon David S. DePillo	Chairman & CEO Vice Chairman, President & COO	Telephone: Facsimile:	(949) 585-7500 (949) 585-0174

THOMAS G. LAWYER, EXECUTIVE VICE PRESIDENT OF COMMERCIAL CAPITAL
BANCORP RESIGNS POSITIONS CITING PERSONAL REASONS.

Irvine, CA - August 24, 2004 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that Thomas G. Lawyer, Executive Vice President of both the Company and Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, has resigned from his positions citing personal reasons. Mr. Lawyer just recently joined the Company on June 28, 2004.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “We were surprised to receive Tom’s resignation, after having just joined the Company less than two months ago. Though his term with the Company was brief, we had high expectations and wish him well in his future endeavors.”

At June 30, 2004, Commercial Capital Bancorp, Inc. had total assets of $4.7 billion, and total deposits of $2.4 billion. Commercial Capital Bank operates 20 banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open banking offices in Beverly Hills, California in September 2004, San Mateo, California in December 2004, and Newport Coast, California in early 2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended June 30, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended March 31, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.